Exhibit 2.2


                         ASSIGNMENT AND ASSUMPTION AGREEMENT

               THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), is made and entered into as of the 22nd day of December, 1997, by and between IMC Global Operations Inc., a Delaware corporation (together with its successors and assigns, "Assignor") and
          Freeport-McMoRan  Resource  Partners,   Limited  Partnership,   a
          Delaware limited partnership   (together with its successors  and
          assigns,"Assignee").

                            W  I  T  N  E  S  S  E  T  H:


               WHEREAS, Assignor holds an interest in certain sulphur and oil and gas producing properties and certain facilities and other interests relating thereto; and

               WHEREAS, in connection with the proposed merger between Assignor's parent company, IMC Global Inc., and an Affiliate of Assignor, Freeport-McMoRan Inc., (the "Merger"), Assignor hereby agrees to transfer to Assignee the interest in the sulphur and oil and gas producing properties and the facilities and other interests relating thereto which are identified herein.

               NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor and Assignee, Assignor and Assignee hereby agree as follows:


               1. Definitions. As used herein, the following terms, when capitalized, shall have the following meanings, unless the context dictates otherwise:

               "Action" means any claim, suit, chose in action, arbitration, mediation, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

               "Affiliate" means with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, by contract or credit agreement, as trustee or executor or otherwise.

               "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Consents by Governmental Authorities and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

               "Code" means the Internal Revenue Code of 1986, as amended.


               "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority that is required as a precondition to the transfer of one or more of the Assets.

               "Containment" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

               "Environmental Law" means all Applicable Law relating to or addressing the environment, health or safety, including but not limited to OSHA and RCRA and any state equivalent thereof or any successor statute.

               "Fertilizer Business" means the business conducted by IMC-Agrico Company.

               "Governmental Authority" means any federal, state, county, municipal or other government, department, commission, board, court, agency, authority, or any other instrumentality of any of them, or any other organization exercising legislative, executive or judicial authority over any of the foregoing.

               "Hydrocarbons" means crude oil and/or condensate, natural gas, distillate, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

               "Intellectual Property" means any and all United States and foreign (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions, and improvements thereto, (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, together with the goodwill of the businesses attributable thereto, (c) copyrights (including software) and registrations thereof, (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information, (e) intellectual property rights similar to the foregoing, and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

               "Leased Real Property" means all interests (including offshore acreage) leased pursuant to the Leases, together with all structures, facilities, improvements, fixtures, systems, equipment, and items of real property which are owned or leased by Assignor and presently located on the real property or other acreage subject to the Leases, and all of Assignor's right, title and interest in and to all easements, servitudes, licenses, rights, rights-of-way, operating rights, franchises and appurtenances relating to the foregoing.

               "Leases" means the leases set forth on Schedule 1 hereto.

               "Liabilities" means any and all claims, debts, costs, indebtedness, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses related thereto and including, without limitation, those claims, debts, costs, indebtedness, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitments or undertaking.

               "Lien" means any interest in property held by someone other than the owner of the property, including a mortgage, pledge, hypothecation, claim, security interest, pledge, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, conditional sale, easement, servitude, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, option, lien, right of first refusal, right of rescission, charge or other restriction or limitation of any nature whatsoever.

               "Permit" means any foreign, federal, state, municipal and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to Assignor necessary for the ownership or use of any Asset or the conduct of the Transferred Business as it is currently conducted or has been previously conducted.

               "Person"  means  any  natural  person,  firm,   partnership,
          limited liability company, association, corporation, company, trust, business trust, Governmental Authority or other entity.

               "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property.

               "Remedial Action " means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

               "Tax" means any federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59(A) of the Code), real property, personal property, ad valorem, intangible, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, healthcare, withholding, estimated or similar tax, duty or other governmental charge or assessment or deficiencies thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

               "Transferred  Businesses"  means,  collectively:    (i)  the
          businesses and operations of Assignor to the extent relating to the exploration, production, development, processing, transportation, storage, terminalling, sale, purchase or marketing of sulphur, in whatever form, and of sulphuric acid, or the provision of other services in connection therewith, including, without limitation, the operations conducted from the Leased Real Property, but expressly excluding the purchase and processing of sulphur by IMC-Agrico Company; (ii) the businesses and operations of Assignor to the extent relating to the exploration, production, development, processing, transportation, sale, purchase or marketing of Hydrocarbons produced or allocable to the Leased Real Property, or the provision of other services in connection therewith; (iii) to the extent not already included in the description set forth in (i) or (ii) of this definition, all businesses and operations located on the Leased Real Property or using or consuming any of the Assets.

               2. Assignment. Assignor hereby conveys, sells, assigns, transfers and delivers to Assignee any and all right, title and interest of Assignor in or to (collectively, the "Assets"):

                    (i) The assets listed on Schedule 1 attached hereto and made a part hereof;

                    (ii) All of the assets physically located on any of the Leased Real Property;

                    (iii) All books, records and information of Assignor recorded on any form of media whether owned, leased or licensed by Assignor, including magnetic disk, computer drives or microfiche, to the extent the same primarily relate to and primarily used by or primarily in connection with the Transferred Business or any Asset; all advertising materials, catalogs, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, specifications, drawings, schematics, research and development files, records, data and laboratory books, Intellectual Property filings or registrations, media materials and plates, accounting records, sales order files, litigation files, logs, seismic and geophysical information, geological and chemical data and information, reserve studies and evaluations, fluid samples, well cores, title abstracts and opinions, production data and reports, well testing data and reports, and maps, to the extent that same primarily relate to and are used primarily by or primarily in connection with the Transferred Business or any Asset;

                    (iv)  All cash, credits,  prepaid expenses, amounts  on
          deposit, deferred charges, advance payments, security deposits and prepaid items owned by, accrued in favor of or held by Assignor thereof to the extent relating primarily to the Transferred Businesses or any Asset;

                    (v) All notes, accounts receivable, rights to payment or other evidence of indebtedness generated by Assignor primarily in connection with the Transferred Businesses or any Asset; all cash and cash equivalents paid in respect of any such notes, accounts receivable, rights to payment or other indebtedness; and all Liens, letters of credit, guarantees or bonds to secure the payment of all such amounts;

                    (vi) All of the right, title and interest of Assignor in and to all contracts and agreements between Assignor, on the one hand and any third party to the extent made by or for the primary benefit of the Transferred Businesses or any Asset; provided that the Assignor assigns the rights under the Agreement for Sulphur Supply dated as of July 1, 1993 (the "IMCAC Sulphur Agreement") among Assignor, Assignee and IMC-Agrico Company ("IMCAC") other than its rights to act as a buyer on behalf of IMCAC;

                    (vii) All asserted and unasserted Actions now owned by Assignor and that are related primarily arise primarily out of the Transferred Businesses or any of the Assets, including any claim for royalty refunds or rebates from any land owner, including the United States, and any claim for balancing of Hydrocarbons;

                    (viii) All Consents and Permits held by Assignor for the primary benefit of the Transferred Businesses or any Asset;

                    (ix) All machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, vessels, boats, aircraft, tools, dies, molds, wells, casing, tubing, pumping units, engines, platforms, derricks, separators, compressors, flow lines, tanks, pipelines, chemicals, power generation and transmission equipment, communication systems, meters, motors, parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person or subject to any financed lease in favor of any other Person) to the extent used primarily in connection with the Transferred Businesses or any Asset;

                    (x) All servitudes, easements, rights of way, operating rights, exploration rights, sharing agreements, balancing agreements, pooling or unitization agreements, farmout or farming agreements, unit designation and pooling orders or other rights or agreements which bear primarily upon or are for the primary benefit of the Transferred Businesses or any Asset;

                    (xi) All sulphur, Hydrocarbons or other minerals to the extent produced from or are allocable to the interest of Assignor in and to any of the Leased Real Property.

                    (xii) All Intellectual Property owned or licensed by Assignor and all rights thereunder or in respect thereof to the extent relating primarily to or used primarily or held primarily for use in connection with the Transferred Businesses or any Asset, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of protection of interests therein under the laws of any jurisdiction worldwide;

                    (xiii)     The Leases; and

                    (xiv) any payments made to or on behalf of Assignor or any Actions in favor of Assignor under any insurance policies retained by Assignor to the extent that the same relate to any Assumed Liabilities; provided that, notwithstanding
          Section 2(iv), Assignor shall retain all claim reserves, prepaid expenses, accruals and all other rights to the insurance policies.

          Assignor shall amend its "occurrence" insurance policies, if any, to include Assignees as an additional insured with respect to any Assumed Liabilities covered by any and all policies held by Assignor.

               3. Assumption of Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Assignee shall assume and agree to pay, honor and discharge when due, and take all action necessary or appropriate under Applicable Law to assume, effective on or prior to the date hereof, all Liabilities arising from or in connection with the ownership, acquisition, conduct or operation (past, present or future) of the Transferred Businesses (or any predecessor to the Transferred Businesses) or any Assets or relating to the ownership or use of the Assets, whether arising before, on or after the date hereof and whether related to the current, past or future operations of the Transferred Businesses (collectively, the "Assumed Liabilities").

          Without limitation of the foregoing, Assumed Liabilities include:

                    (a) Any and all Liabilities related to the contracts and agreements described in Section 2 above;

                    (b) (i) All Liabilities related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Leased Real Property, (B) the operations of the Transferred Businesses (or any predecessor thereto), in each case incurred under or imposed by any Environmental Law (including without limitation any Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Leased Real Property, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder or any conditions whatsoever on, in, at, under or in the vicinity of such real property), (C) the generation, handling transportation, storage, discharge or disposal of any Contaminant in connection with the Transferred Businesses, (D) any Remedial Action required under any Environmental Law in connection with the Transferred Businesses; or (E) any violation of any Environmental Law in connection with the operations of the Transferred Businesses;


                    (c) Any sales, use, transfer, stamp, recording, documentary or similar Taxes or any fees and disbursements of counsel, accountants, real estate agents, appraisers, financial advisors, actuaries, consultants or title companies or other similar charges, in each case arising out of the assignment, transfer or delivery to the Company of the Transferred Businesses or Assets pursuant to Section 2 in each case; and

                    (d) Any Liabilities arising out of or related to litigation related to the current, past or future operations of the Transferred Businesses.

               4. Consents. In the event that Assignor shall be unable to transfer any of the Assets to Assignee prior to the date hereof due to the failure of Assignor to obtain any necessary Consents, Assignor: (i) shall continue to seek the necessary Consents, in accordance with this Agreement; (ii) shall hold such Assets for the benefit of Assignee and cooperate with Assignee in any lawful and economically feasible arrangement to insure that Assignee shall receive the benefits thereof, (iii) shall hold or cause to be held for the account of Assignee all accounts receivable or accounts payable related to Assignee's interest in any such Assets accrued as, and accruing after, the date hereof,
          (iv) shall make available to Assignee all information relating to such Assets to the extent making such information available is permitted by Applicable Law and the contractual arrangements relating to such Assets, (v) shall not assign, transfer, otherwise dispose of or grant a Lien upon any such Assets to any Person other than Assignee, and (vi) shall upon obtaining the necessary Consents relating to such Assets, promptly take such action as may be necessary to complete the transfer to Assignee of such Assets, including without limitation, all accrued accounts payable and accrued accounts receivable related to such Assets. Any transfer of an Asset after the date hereof shall be effective as of the date hereof.

               5.   Further Assurances.


                    (a) The transfer of the Assets and the assumption of the liabilities and obligations contemplated herein shall be further evidenced by the execution and delivery by the parties hereto of such acts of transfer, conveyance and assumption as may be reasonably requested by any party. Each of the parties hereto will execute and deliver, and cause all other relevant Persons to execute and deliver, such further instruments of conveyance, assumption and assignment and will take such other actions (including, without limitation, (i) any changes or amendments to or redelivery of such instruments of conveyance, assumption and assignment that may be necessary to vest in the Assignee title to or other applicable rights in the Assets and (ii) the delivery of originals of stock certificates and other similar documents of title) as any other party may reasonably request in order to effectuate the purposes of this Agreement.

                    (b) Assignor shall execute and deliver such further instruments of conveyance, assumption and assignment and shall take such other actions, including, without limitation, any changes or amendments to or redelivery of such instruments of conveyance, assumption and assignment, that may be necessary to vest in the Assignee title to or other applicable rights in the Assets, including without limitation any assets that may arise in the future. Without limiting the foregoing in any manner, Assignor shall immediately notify the appropriate Assignee in the event Assignor obtains knowledge of or reason to believe that certain assets have not been properly transferred to Assignee and shall take all action necessary to have such assets properly transferred to Assignee as set forth herein.

                    (c) Notwithstanding anything herein to the contrary, Assignor agrees to cause IMCAC prior to the date of the Merger
          (i) to consent to the assignment to Assignee of Assignor's interest in the IMCAC Sulphur Agreement; and (ii) to execute an amendment to the IMCAC Sulphur Agreement reasonably necessary to reflect the fact that Assignee is the successor in interest to Assignor and that the rights and obligations of the parties have been divided as set forth in Section 2(a)(vi) above. In addition to the foregoing, Assignee and IMC Global Inc. (which will become the indirect parent of IMCAC following the Merger) have previously executed a letter agreement clarifying the provisions of Section III of the IMCAC Sulphur Agreement.

               6.   "As-is,  Where-is."  Each   of  the  parties   hereto
          understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Assets or (b) as to the legal sufficiency to convey title to any Asset, it being understood that except as otherwise set forth in this Agreement or in any ancillary transfer document, the Assets are being conveyed "As-is, Where-is," except for rights or actions in warranty against predecessors in title (other than Assignor or any prior or current Affiliates thereof). It is understood and agreed that Assignee shall bear the economic and legal risk that any conveyance of the Assets shall prove to be insufficient or that Assignor's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is representing or warranting in any way that the obtaining of any Consents or approvals or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that Assignee shall bear the economic and legal risk that any necessary Consents are not obtained or that any requirements of law or judgments are not complied with. Notwithstanding the foregoing, the parties shall use reasonable efforts to obtain all Consents, and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state environmental laws.

               7. Consents. Assignor and Assignee hereby acknowledge that, under certain conditions, under certain of the contracts and agreements described on Schedule 1 hereto, Homestake Mining Company (formerly Felmont Oil Corporation) may have a right of first refusal and a right to consent to certain transfers of Assignor's rights and interests under such documents (the "Homestake Refusal Right"). Without acknowledging that any of the transfers made pursuant to this Agreement are subject to the Homestake Refusal Right, Assignor and Assignee hereby agree as follows:

                    (a) Assignor agrees that it will comply with the instructions of Assignee with respect to whether and in what manner Assignor treats any of the assignments described in this Agreement as being subject to the Homestake Refusal Right:;

                    (b)  Assignor  agrees  that   it  will  structure   the
          assignments pursuant to this Agreement in any manner that Assignee reasonably requests, including, without limitation, as a contribution of the Transferred Businesses and the Assets into a newly-formed subsidiary followed by a transfer of the stock of said subsidiary; and

                    (c) Assignee hereby covenants and agrees to defend, indemnify and hold harmless Assignor and its officers, directors, employees, agents, advisors, representatives, contractors and subcontractors and each of their respective heirs, executors, successors and assigns from and against all claims, liabilities, obligations, losses, fines, costs, royalties, penalties, proceedings, deficiencies, or damages (whether absolute or accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or asserting any of their respective rights hereunder, to the extent resulting from or arising out of the compliance by Assignor with any of the directions or requests made by Assignee in respect of subsections
          (a) and (b) of this section.

               8. Notices. All notices, requests and other communications under this Agreement to any party hereto shall be in writing (including facsimile or similar writing) and shall be given

                    If to Assignor, to:

                    IMC Global Operations Inc.
                    2100 Sanders Road
                    Northbrook, Illinois 60662
                    Attention:  General Counsel
                    Telecopier:  (847) 205-4894

                    If to Assignee, to:

                    Freeport-McMoRan Resource Partners, Limited Partnership 1615 Poydras Street
                    New Orleans, Louisiana  70112
                    Attention:  General Counsel
                    Telecopier:  (504) 582-4227

          or to such other address or  telecopier number as such party  may hereafter specify for the purpose by notice to the other parties.
           Each such  notice,  request  or  other  communication  shall  be effective (i) if  given  by  facsimile, when  such  facsimile  is transmitted to the telecopier number specified in this Section and transmission of the appropriate number of pages is confirmed or (ii) if given by any other means, when delivered at the address specified in this Section 6.

               9. Amendment and Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by each party, or in the case of a waiver by an instrument in writing executed by the party against whom such waiver is to be effective. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

               10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same Agreement.

               11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE.


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                   ASSIGNOR

                                   IMC Global Operations Inc.


                                   By:  /s/ Marshall I. Smith

                                        Name: Marshall I. Smith
                                        Title: Senior Vice President


                                   ASSIGNEE

                                   Freeport-McMoRan   Resource    Partners,
                                   Limited Partnership

                                   By:      Freeport-McMoRan   Inc.,    its
                                   Administrative
                                           Managing General Partner



                                   By:  /s/ Michael J. Arnold

                                        Name: Michael J. Arnold
                                        Title: Senior Vice President